                                                                    Exhibit 99.1

Tortoise Capital Resources Corporation

Tortoise Capital Resources Corp. Invests $7.5 Million in a Private Placement of
EV Energy Partners, L.P. Common Units

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. - June 04, 2007 - Tortoise Capital Resources Corp. (NYSE:
TTO) today announced that it has invested $7.5 million in a private placement of
EV Energy Partners, L.P. (Nasdaq: EVEP) common units.

EV Energy Partners, LP is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. EV Energy Partners, L.P. has stated that it will use the proceeds of the private placement to repay all of its borrowings under its revolving credit facility which were used to finance a previously completed acquisition of Monroe field properties in Louisiana. In addition, proceeds will fund a portion of its $100 million acquisition of oil and natural gas properties in Central and East Texas which is expected to close within the next five weeks.

"We believe this acquisition aligns with our strategy of investing in upstream assets with viable, long-life reserves," said Tortoise Capital Resources Corp.
President, Ed Russell. "We are excited to be part of this transaction which reduces debt at EV Energy Partners, L.P. We believe this places them in an excellent position for future acquisitions."

Tortoise Capital Resources Corp. has invested (excluding short-term investments)
approximately $102.7 million, including equity investments in eleven portfolio companies of approximately $93.9 million and debt investments in two portfolio companies of approximately $8.8 million.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer in the capital markets for master limited partnership (MLP)
investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy infrastructure sector. As of April 30,
2007, the adviser had approximately $2.9 billion of investment assets under management.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com

          10801 Mastin Boulevard, Suite 222 | Overland Park, KS 66210 |
          p: 913.981.1020 | f: 913.981.1021 | www.tortoiseadvisors.com